EXHIBIT 10.18
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) dated as of January 1, 2017 to the Employment Agreement (together with the Amendment, the “Agreement”) dated as of November 11, 2011, by and between TG Therapeutics, Inc., (the “Company”) and Michael S. Weiss (“Weiss”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Weiss has been Executive Chairman and Interim CEO and President since the founding of the Company;

WHEREAS, the Company and Weiss have agreed to split the CEO duties from the Executive Chairman function, which shall be provided to the Company pursuant to that certain Strategic Advisory Agreement dated the date hereof between an affiliated company of Weiss and the Company (the “SAA”);

WHEREAS, in connection with the execution of the SAA, Weiss has agreed to waive certain rights under Employment Agreement and to terminate the Employment Agreement upon the CEO and President Transition Date (as defined in the Agreement);

WHEREAS, the Board deems it to be fair to and in the best interests of Company to enter into this Amendment in connection with the execution of the Advisory Agreement;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Amendment is hereby approved and the parties agree as follows:

1.
Amendments.

(a) Paragraph 1(a) of the Agreement shall be amended as follows:

“…The Executive will report to the Board and shall perform such duties as are consistent with his position as CEO and President as set forth on Exhibit A (the “Services”) Following the CEO and President Transition
Date, the Executive shall serve as Executive Chairman and Chairman of the Board in accordance with the terms of the SAA”

 (b) Paragraph 2 of the Agreement shall be amended as follows:

Term. The Executive’s employment under this Agreement (the “Term”) shall continue until terminated pursuant to Section 9 of this Agreement or upon the CEO and President Transition Date, whichever occurs first.

(c) Paragraph 5(a) of the Agreement shall be amended to read:

“Base Salary. The Company shall pay the Executive an annualized salary (the “Base Salary”) of One Hundred and Eighty-Seven Thousand Five Hundred Dollars ($187,500). Payment shall be made bi-monthly in accordance with the Company’s normal payroll practices. The Board shall review Executive’s Base Salary annually and may increase (but not decrease) Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement. Notwithstanding the foregoing, immediately upon the CEO and President Transition Date, Executive’s Base Salary shall automatically be terminated. The annual review of Executive’s salary by the Board will consider, among other things, Executive’s own performance, and the Company’s performance.

(d) Paragraph 5(d) of the Agreement shall be deleted.

(e) Weiss waives any rights he might otherwise have under Paragraph 9, to terminate the Agreement for “Good Reason” as result of the lower salary and other modifications of the Agreement.

(f) All Restricted Stock held by Weiss at the termination of the Agreement, shall continue to vest pursuant to their terms while the SAA is in effect.

(g) All references in the Agreement to “Executive Chairman” and “Chairman of the Board” and related references shall be deleted from the Agreement.

(h) In connection with the execution of this Amendment, Weiss agrees to forfeit and the Company shall cancel all outstanding unvested grants of restricted stock held by Weiss as of the date hereof. For the sake of clarity the table below lists all such outstanding unvested restricted stock to be forfeited by Weiss and cancelled by the Company.

Date of Grant	Unvested Shares Outstanding
May 16, 2012	1,125,000
December 28, 2012	400,000
December 28, 2012	86,743
December 30, 2013	491,920
December 30, 2014	268,603
June 4, 2015	337,257
December 31, 2015	672,343
TOTAL	3,381,866

Under this Amendment Weiss shall be granted 418,371 shares of restricted stock, which shall vest according to the following terms: 375,000 shares on December 1, 2018 and 43,371 shares on December 1, 2019. A restricted stock certificate shall be issued reflecting these terms upon the execution of this Amendment.

2.
Effect on the Agreement.

(a) Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement” “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Agreement as amended hereby.

(b) Except as expressly amended, the Agreement and all other documents and agreements executed and/or delivered in connection therewith, shall remain in full force and effect.

3.
Governing Law.

This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Delaware.

4.
Counterparts.

This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, TG Therapeutics, Inc. and Michael S. Weiss have executed this Amendment to the Agreement as of the date first written above.

TG THERAPEUTICS, INC.
By: /s/ Sean A. Power
Sean A. Power Chief Financial Officer

By: /s/ Michael S. Weiss
Michael S. Weiss

Exhibit A to the Amended Employment Agreement

CEO Services:

1)
Set Annual Goals and Objectives (“G&Os”) with Board
2)
Hiring, Firing and Managing Senior Management Personnel toward achievement of G&Os
3)
Investor Relations
4)
Review, approve and execute all necessary filings and documents as a corporate officer
5)
Any other actions required by law to be taken by a corporate officer